Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Over 100% Increase in GAAP Pre-Tax Income for the Third Quarter Fiscal 2016

For Third Quarter Fiscal 2016:

  GAAP pre-tax income increases 104% to $2.8 million compared to the fiscal 2016 third quarter, in line with guidance
  Consolidated comparable sales decrease 2.2% following a 2.2% increase in the fiscal 2015 third quarter, while stores remodeled in the new Discovery format perform above heritage stores by double digits
  Diluted net income per share increases to $0.11 compared to $0.06 in the fiscal 2015 third quarter

ST. LOUIS--(BUSINESS WIRE)--October 27, 2016--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2016 fiscal third quarter and 39 weeks ended October 1, 2016. Fiscal 2016 third quarter results reflect the ongoing execution of the Company’s stated strategy to deliver sustained profitability highlighted by the 104% increase in GAAP pre-tax income versus the prior year.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In the quarter, we delivered a significant increase in pre-tax income landing within our guidance as we continued to move our key strategies forward, including the repositioning and diversification of our real estate portfolio. While sales were soft early in the quarter when we anniversaried a key movie product launch, we finished with positive momentum that has carried into the start of our fourth quarter, which is typically our largest and most profitable of the year.

“We believe we are well-positioned for the quarter as our product assortment is balanced across licensed and proprietary products that target each of our key consumer segments while our Discovery format stores continue to deliver positive results compared to our heritage stores. Given that, we expect to deliver pre-tax income expansion of 15% to 25% in fiscal 2016, which excludes the impact of foreign exchange for the year given that we are unable to predict future fluctuations,” concluded Ms. John.

Third Quarter Fiscal 2016 Highlights (13 weeks ended October 1, 2016, compared to the 13 weeks ended October 3, 2015):

  Total revenues were $83.7 million compared to $85.6 million in the fiscal 2015 third quarter;
  Consolidated net retail sales were $81.9 million compared to $84.3 million in the fiscal 2015 third quarter;
  Consolidated comparable sales (stores and e-commerce) decreased 2.2% following a 2.2% increase in the fiscal 2015 third quarter. The fiscal 2016 third quarter included a 1.6% decrease in North America, following a 0.1% increase in the fiscal 2015 third quarter and a 4.8% decrease in Europe, following an increase of 9.8% in the fiscal 2015 third quarter. Consolidated comparable e-commerce sales increased 25.2%, following a 4.1% increase in the fiscal 2015 third quarter;
  Sales from stores remodeled in the Company’s Discovery format in North America increased an average of 9.0%;
  Retail gross margin was 43.3%, a decline of 200 basis points compared to the fiscal 2015 third quarter, reflecting a 120 basis-point decline in merchandise margin primarily driven by the unfavorable impact of currency on net retail sales. In addition, retail gross margin was impacted by deleverage of fixed occupancy costs given lower sales;
  Selling, general and administrative expenses (“SG&A”) were $33.4 million, or 39.9% of total revenues, compared to $36.8 million, or 43.0% of total revenues in the fiscal 2015 third quarter. The $3.4 million decrease in SG&A was primarily due to a planned decrease in marketing expenses versus the prior year third quarter, as well as a decrease in corporate expenses that included a favorable impact from currency, partially offset by expenses associated with the exploration of strategic alternatives;
  Total business expansion expenses were $0.9 million, including store preopening expenses of $0.6 million related to the opening of new and remodeled Discovery format locations. This compared to $1.2 million in business expansion expenses in the fiscal 2015 third quarter;
  Pre-tax income was $2.8 million, which included $0.9 million in business expansion expenses, compared to $1.4 million, which included $1.2 million in business expansion expenses in the fiscal 2015 third quarter. Overall, the negative impact of currency on pre-tax income was approximately $0.5 million in the fiscal 2016 third quarter;
  Tax expense was $1.0 million with a tax rate of 34.2% compared to $0.3 million with a tax rate of 22.0% in the fiscal 2015 third quarter, which benefited from the partial release of a valuation allowance; and
  Net income was $1.8 million, or $0.11 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share, in the fiscal 2015 third quarter.

First Nine Months Fiscal 2016 Highlights (39 weeks ended October 1, 2016, compared to the 39 weeks ended October 3, 2015):

  Total revenues were $253.9 million compared to $260.0 million in the first nine months of fiscal 2015;
  Consolidated net retail sales were $249.9 million, compared to $256.2 million in the first nine months of fiscal 2015;
  Consolidated comparable sales (stores and e-commerce) decreased 2.6% following a 4.2% increase in the first nine months of fiscal 2015. The first nine months of fiscal 2016 included a 2.0% decrease in North America, following a 1.9% increase in the first nine months of fiscal 2015 and a 5.5% decrease in Europe, following an increase of 13.9% in the first nine months of fiscal 2015. Consolidated comparable e-commerce sales increased 11.9%, following a 7.9% increase in the first nine months of fiscal 2015;

  Sales from stores remodeled in the Company’s Discovery format in North America increased an average of 7.1%;
  Retail gross margin decreased 40 basis points to 44.9% from 45.3% in the first nine months of fiscal 2015 as increased merchandise margin was more than offset by the unfavorable impact of currency;
  SG&A was $110.1 million, or 43.4% of total revenues compared to $109.7 million, or 42.2% of total revenues, in the first nine months of fiscal 2015;
  Total business expansion expenses were $4.5 million, including store preopening expenses of $3.0 million, related to the opening of new and remodeled Discovery format stores. This compared to $1.5 million in business expansion expenses in the first nine months of fiscal 2015;
  Pre-tax income was $1.8 million, which included $4.5 million in business expansion expenses, compared to pre-tax income of $8.0 million, which included $1.5 million in business expansion expenses, in the first nine months of fiscal 2015;
  Tax expense was $0.8 million with a tax rate of 42.0% compared to $0.7 million with a tax rate of 9.0% in the first nine months of fiscal 2015, which benefited from the partial release of a valuation allowance; and
  Net income was $1.1 million, or $0.07 per diluted share, compared to net income of $7.3 million, or $0.42 per diluted share, in the first nine months of fiscal 2015.

Store Activity

During the third quarter, the Company had 11 store openings, 2 closures and completed 2 store remodels. As of October 1, 2016, the Company operated 330 company-owned stores, including 43 in its Discovery format, with 271 locations in North America, 58 in Europe and 1 in China. The Company’s international franchisees ended the period with 80 stores, as compared to 74 stores at the end of the fiscal 2015 third quarter.

Balance Sheet

The Company ended the fiscal 2016 third quarter with cash and cash equivalents totaling $11.8 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $59.4 million compared to $55.6 million in the prior year, an increase of 6.8%. In the fiscal 2016 third quarter, capital expenditures were $6.3 million, and depreciation and amortization expenses were $4.0 million.

Review of Strategic Alternatives

In May 2016, the Company announced that its Board of Directors had authorized an exploration of a full range of strategic alternatives. The Company retained Guggenheim Securities, LLC as its financial advisor and Bryan Cave LLP as its legal counsel to assist with the strategic review.

No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

Fiscal 2016 Outlook

For fiscal 2016, the Company has adjusted certain expectations in consideration of the continuing fluctuations of foreign exchange. The Company’s current expectations are as follows:

  Total revenue to increase in the low single-digit range compared to the prior year;
  Fourth quarter consolidated comparable sales to increase in the low- to mid-single digit range resulting in consolidated comparable sales in the range of negative low-single-digit to positive low-single-digit for the 2016 fiscal year;
  Pre-tax income to grow 5% to 15% compared to the prior year GAAP results, which reflects current foreign exchange rates. Excluding the impact of foreign exchange, pre-tax income is expected to grow 15% to 25%;
  A tax rate of approximately 35%;
  Capital expenditures of approximately $30 million and depreciation and amortization of approximately $16 million; and
  To end the year with an estimated 345 stores, including approximately 55 in a Discovery format.

2016 Key Strategic Initiatives

To increase shareholder value, the Company expects to continue to execute its “MORE” strategic plan with key initiatives in four areas outlined below:

Expanding into More Places

The Company is focused on expanding its owned and operated locations in 2016. At the end of the third quarter, the Company had 330 stores compared to 317 in the prior year. The Company also plans to continue to upgrade an aged fleet to its Discovery format. Through a combination of remodels and new openings, as of October 1, 2016, the Company operated 43 Discovery locations, the sales of which outpaced heritage stores at a double-digit rate for the quarter. Of note, the first franchised Discovery store opened in Australia with similar positive results. The Company also recently opened two of three new Discovery concourse shops planned for fiscal 2016, which allows it to take its concept to mid-tier markets and non-traditional locations in a cost effective manner.

Developing More Products

The Company plans to continue to develop and expand its offering of intellectual property concepts designed to appeal to key consumer segments. To that end, the Company continued to drive sales of its intellectual properties, including Promise Pets, Honey Girls and Horses & Hearts Riding Club, delivering higher than average dollars and units per transaction. In addition, to advance the Company’s expanding outbound licensing programs, Spin Master Corp. began its national advertising campaign for a new branded toy line that features the Build-A-Bear Workshop Stuffing Station.

Attracting More People

The Company expects to leverage its relationships with key licensors to reach more people through a compelling offering of affinity, collectible, entertainment, sports and fashion properties. The Company launched its new Trolls collection in advance of DreamWorks Animation’s film, Trolls, and is updating its Star Wars products in advance of the next film release expected in December. The Company also expects to build on its nine consecutive quarters of consolidated e-commerce growth with a focus on expanding its consumer base with the teen-plus segment and gift givers. This strategy is supported with web exclusive product offerings such as the Pokémon merchandise which includes Pikachu and Eevee collector bundles.

Driving More Profitability

The Company expects to increase its 2016 GAAP pre-tax income by 5% to 15% compared to the prior year GAAP results, which reflects current foreign exchange rates. Excluding the impact of foreign exchange, pre-tax income is expected to grow 15% to 25% by the disciplined execution of its stated strategies, including those initiatives detailed above as well as its on-going efforts in process improvement and organizational efficiency, system upgrades, value engineering and strategic pricing to enhance merchandise margins.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on November 3, 2016. The telephone replay is available by calling 858.384.5517. The access code is 13647254.

About Build-A-Bear

Founded in St. Louis in 1997, Build-A-Bear, a global brand kids love and parents trust, seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $377.7 million in fiscal 2015. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2016 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Income Statements
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 1,	% of Total	October 3,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$81,870	97.8	$84,303	98.5
Commercial revenue	1,322	1.6	795	0.9
Franchise fees	556	0.7	525	0.6
Total revenues	83,748	100.0	85,623	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	46,461	56.7	46,117	54.7
Cost of merchandise sold - commercial (1)	535	40.5	551	69.3
Selling, general and administrative	33,404	39.9	36,826	43.0
Store preopening	571	0.7	817	1.0
Interest expense (income), net	(19)	(0.0)	(56)	(0.1)
Total costs and expenses	80,952	96.7	84,255	98.4
Income before income taxes	2,796	3.3	1,368	1.6
Income tax expense	955	1.1	301	0.4
Net income	$1,841	2.2	$1,067	1.2

Income per common share:
Basic	$0.12		$0.06
Diluted	$0.11		$0.06
Shares used in computing common per share amounts:
Basic	15,518,115		16,670,358
Diluted	15,691,004		16,890,722

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 1,	% of Total	October 3,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$249,854	98.4	$256,246	98.5
Commercial revenue	2,601	1.0	2,159	0.8
Franchise fees	1,407	0.6	1,624	0.6
Total revenues	253,862	100.0	260,029	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	137,778	55.1	140,288	54.7
Cost of merchandise sold - commercial (1)	1,213	46.6	1,093	50.6
Selling, general and administrative	110,135	43.4	109,736	42.2
Store preopening	2,969	1.2	1,079	0.4
Interest expense (income), net	(58)	(0.0)	(148)	(0.1)
Total costs and expenses	252,037	99.3	252,048	96.9
Income before income taxes	1,825	0.7	7,981	3.1
Income tax expense	767	0.3	721	0.3
Net income	$1,058	0.4	$7,260	2.8

Income per common share:
Basic	$0.07		$0.42
Diluted	$0.07		$0.42
Shares used in computing common per share amounts:
Basic	15,471,759		16,834,968
Diluted	15,650,143		17,071,591

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 1,	January 2,	October 3,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$11,780	$45,196	$37,146
Inventories	59,398	53,877	55,591
Receivables	8,787	13,346	8,053
Prepaid expenses and other current assets	13,752	16,312	16,651
Total current assets	93,717	128,731	117,441

Property and equipment, net	71,984	67,741	60,090
Deferred tax assets	10,737	10,864	2,734
Other intangible assets, net	1,653	1,738	1,211
Other assets, net	4,806	4,260	1,828
Total Assets	$182,897	$213,334	$183,304

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,242	$42,551	$29,927
Accrued expenses	11,918	19,286	14,197
Gift cards and customer deposits	27,094	35,391	28,048
Deferred revenue	2,030	2,633	2,635
Total current liabilities	67,284	99,861	74,807

Deferred rent	15,278	12,156	12,327
Deferred franchise revenue	603	728	782
Other liabilities	1,008	1,175	1,111

Stockholders' equity:
Common stock, par value $0.01 per share	159	158	169
Additional paid-in capital	67,197	66,009	69,880
Accumulated other comprehensive loss	(11,994)	(9,971)	(9,272)
Retained earnings	43,362	43,218	33,500
Total stockholders' equity	98,724	99,414	94,277
Total Liabilities and Stockholders' Equity	$182,897	$213,334	$183,304

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Other financial data:
Retail gross margin ($) (1)	$35,409	$38,186	$112,076	$115,958
Retail gross margin (%) (1)	43.3%	45.3%	44.9%	45.3%
E-commerce sales	$3,356	$2,801	$9,242	$8,461
Capital expenditures (2)	$6,331	$6,785	$18,213	$12,864
Depreciation and amortization	$3,954	$4,029	$11,573	$12,262

Store data (3):
Number of company-owned retail locations at end of period
North America			271	257
Europe			58	60
Asia			1	—
Total company-owned retail locations			330	317

Number of franchised stores at end of period			80	74

Company-owned store square footage at end of period (4)
North America			730,283	700,685
Europe			85,416	85,925
Asia			1,750	—
Total square footage			817,449	786,610

Consolidated comparable sales change (5)
North America	(1.6)%	0.1%	(2.0)%	1.9%
Europe	(4.8)%	9.8%	(5.5)%	13.9%
Consolidated	(2.2)%	2.2%	(2.6)%	4.2%

Stores	(3.2)%	2.1%	(3.1)%	4.0%
E-commerce	25.2%	4.1%	11.9%	7.9%
Consolidated	(2.2)%	2.2%	(2.6)%	4.2%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe and Asia is estimated selling square footage.
(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com